FORM 4


[  ] Check this box if no
     longer subject to
     Section 16, Form 4 or
     Form 5 obligations may
     continue. See Instruction 1(b)




                   U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

__________________________________________________________________________
1. Name and Address of Reporting Person*
     Hayes, Jr.               Ronald                   W.
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     (Last)                     (First)                (MI)

     120 Olive Street, Suite 705
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                                (Street)

     West Palm Beach               Florida             33401
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     (City)                         (State)             (Zip)

___________________________________________________________________________

 2. Issuer Name and Ticker or Trading Symbol
     Harbor Town Holding Group I, Inc.  No Trading Symbol
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Statement for Month/Year           |  5. If Amendment, Date
                                       |      Of Original
                                       |      (Month/Year)
  August 1999                          |
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 6. Relationship of Reporting Persons to Issuer (Check all
applicable)
        [ X   ]  Director                     [ X   ]  10% Owner

        [ X   ]  Officer                      [     ]  Other
            (give title below)                  (specify below)
                              President
_________________________________________________________________________


7.  Individual or Joint/Group Filing (Check Applicable Line)

 __X_ Form filed by One Reporting Person

 ____ Form filed by More Than One Reporting Person

___________________________________________________________________________

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

___________________________________________________________________________

1. Title of Security (Instruction 3)
     Common Stock
___________________________________________________________________________
     Common Stock
__________________________________________________________________________

2. Transaction Date   (Month/Day/Year)
     August 20, 1999
__________________________________________________________________________
     May 15, 1999
__________________________________________________________________________

3. Transaction Code   (Instr. 8) Code  | V
                                   P   |
___________________________________________________________________________

   Transaction Code   (Instr. 8) Code  | V
                                   G   | V
___________________________________________________________________________

4. Securities Acquired (A) or Disposed (D)
(Instr. 3, 4 & 5)
          7,015,625
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          18,669
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Amount    |   (A) or(D)   |     Price   |
          |               | See Explan- |
          |      A        | ation of    |
          |               | Responses   |
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Amount    |   (A) or(D)   |             |
          |               |             |
          |      D        |             |
          |               |             |
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5. Amount of Securities Beneficially Owned at the End of the Month
(Instr. 3 and 4)

    7,315,625
___________________________________________________________________________

6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

     D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


          Page Two of Two
FORM 4

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of Derivative Security (Instr. 3)
     N/A
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2. Conversion or Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code   (Instr. 8) Code  | V
                                       |
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5. Number of Derivative Securities Acquired (A) or Disposed of
(D) (Instr. 3,4, and 5)       (A)   |   (D)
                                    |
_________________________________________________________________________

6.  Date Exercisable and Expiration Date (Month/Day/Year)
                          Date Exercisable | Expiration Date
                                           |
                                           |
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)
                    Title     |    Amount or Number of Shares
                              |
___________________________________________________________________________

8.  Price of Derivative Security (Inst. 5)

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9.  Number of derivative Securities Beneficially Owned at End ofn Month
(Inst. 4)

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10. Ownership Form of Derivative Security: Direct (D) or Indirect
(I) (Instr. 4)

_________________________________________________________________________

11.  Nature of Indirect Beneficial Ownership (Instr. 4)

__________________________________________________________________________

Explanation of Responses:

On August 20, 1999, Mr. Hayes, an officer and director of the Issuer, along with another officer and director of the Issuer, entered into an agreement with David M. Bovi, a majority shareholder of the Issuer's Common Stock whereby pursuant to such agreement, Mr. Hayes acquired 7,015,625 shares of the Issuer's common stock from Mr. Bovi in exchange for $10.00 cash and the promise and commitment to assist in the funding and financing of the Issuer's operation, on an as needed basis, in the amount of up to $27,500.00.


               /s/Ronald W. Hayes, Jr.       September 9, 1999
               **Signature of                Date
               Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.